MARKETOCRACY FUNDS

CODE OF ETHICS (SARBANES-OXLEY)

August 22, 2003

I.         Covered Officers/Purpose of the Code

This code of ethics (the "Code") for Marketocracy Funds (the "Trust") and each of its series (each a "Fund") applies to the Trust's principal executive officer, principal financial officer, principal accounting officer or controller, and each person performing similar functions (the "Covered Officers," each of whom is set forth in Exhibit A hereto) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Trust, including any Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.        Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust, including any Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust, including any Fund, because of their status as "affiliated persons" of the Trust. The compliance programs and procedures of the Trust, the Funds' investment adviser (or sub-adviser) and the Funds' administrator (or sub-administrator) are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Funds' investment adviser (or sub-adviser) or administrator (or sub-administrator) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser (or sub-adviser), administrator (or sub-administrator) or for some combination), be involved in establishing policies and implementing decisions that will have different effects on the Funds' investment adviser (or subadviser), administrator (or sub-administrator) and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Funds' investment adviser (or subadviser) or administrator (or sub-administrator) and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust, including any Fund.

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Each Covered Officer must:

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust, including any Fund, whereby the Covered Officer would benefit personally to the detriment of the Trust, including any Fund;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust, including any Fund; and

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trust, including any Fund, to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

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There are some conflict of interest situations that should be discussed with those members of the Trust's Board of Trustees who are not "interested persons" of the Trust, any Fund's investment adviser or any Fund's principal underwriter (the "Independent Trustees") in consultation with the Trust's outside legal counsel (the "Trust Counsel") if material. Examples of these include:

•	service as a director on the board of any public company;

•	the receipt of any non-nominal gifts;

•	the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.      Disclosure and Compliance

Each Covered Officer:

•	should familiarize himself with the disclosure requirements generally applicable to the Trust;

•	should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within his area of responsibility, should consult with other officers of the Trust and officers and the other employees of the Funds' investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust and/or the Funds file with, or submit to, the SEC and in other public communications made by the Trust, including the Funds; and

•	has the responsibility of promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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IV.       Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	report at least annually (or otherwise as needed if more frequently than annually) on the Trust's Trustees and Officers Questionnaire, as amended from time to time.

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify promptly the Independent Trustees if he knows of any violation of this Code. Failure to notify is itself a violation of this Code.

The Independent Trustees, in consultation with the Trust Counsel, shall be responsible for applying this Code to specific situations in which questions are presented under it and have the authority to interpret this Code in any particular situation.

The Trust, including each of the Funds, will follow these procedures in investigating and enforcing this Code:

•	the Trust Counsel will take all appropriate action to investigate any potential violations reported to the Independent Trustees;

•	if, after such investigation, the Trust Counsel reasonably concludes that no violation of the Code has occurred, the Trust Counsel need not take any further action other than notifying the Independent Trustees thereof;

•	if, after such investigation, the Trust Counsel reasonably concludes that a violation of the Code has occurred, the Trust Counsel shall so report to the Independent Trustees and make a recommendation for appropriate action;

•	if the Independent Trustees concur that a violation of the Code has occurred, it will inform and make a recommendation to the Trust's Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Funds' investment adviser or its board; or a recommendation to discipline or dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

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•	any changes to or waivers of this Code will to the extent required, be disclosed as provided by SEC rules.

V.        Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Funds' investment adviser (or sub-adviser), the Funds' administrator (or sub-administrator), principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-l under the Investment Company Act and the Funds' investment adviser's more detailed policies and procedures set forth in [insert name of code of ethics or compliance manual] are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.       Amendments

Any amendments to this Code (other than amendments to Exhibit A made from time to time by an officer of the Trust as necessary or appropriate to accurately list the persons to which the Code is applicable) must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

VII.     Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone.

VIII.    Internal Use

The Code is intended solely for the internal use by the Trust, including the Funds, and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion other than the Board and the Trust Counsel.

Date: August 22, 2003

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EXHIBIT A to
Marketocracy Funds
Code of Ethics (Sarbanes-Oxley)

Persons Covered by the Code of Ethics

Principal Executive Officer	Kendrick W. Kam
Principal Financial Officer	Kendrick W. Kam
Principal Accounting Officer / Controller	Kendrick W. Kam

Date: _________________, 2003

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